JOURNAL REGISTER COMPANY

                                  EXHIBIT 10.1

      ====================================================================

                     CHANGE OF CONTROL EMPLOYMENT AGREEMENT

     AGREEMENT, dated as of the 21st day of February, 2006 (this "Agreement"), by and between Journal Register Company, a Delaware corporation (the "Company"), and Julie A. Beck (the "Executive").

     WHEREAS, the Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein). The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that provide the Executive with compensation and benefits arrangements that are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     SECTION 1. CERTAIN DEFINITIONS. (a) "Affiliated Company" means any company controlled by, controlling or under common control with the Company.

     (b)  "Change of Control" means:

          (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
     Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); PROVIDED, that, for purposes of this Section 1(b), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company, or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 1(b)(3)(A), 1(b)(3)(B) and 1(b)(3)(C);

          (2) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; PROVIDED, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

          (3) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

          (4) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     (c) "Change of Control Period" means the period commencing on the date hereof and ending on the third anniversary of the date hereof; PROVIDED, HOWEVER, that, commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof, the "Renewal Date"), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless, at least 60 days prior to the Renewal Date, the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

     (d) "Effective Date" means the first date during the Change of Control Period on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (1) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with or anticipation of a Change of Control, then "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

     SECTION 2. EMPLOYMENT PERIOD. The Company hereby agrees to continue the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the "Employment Period"); PROVIDED, HOWEVER, that the Employment Period shall terminate upon the Executive's termination of employment for any reason, as provided for in this Agreement; and PROVIDED, FURTHER, that in any event the Employment Period shall end on the Executive's 65th birthday.

     SECTION 3. TERMS OF EMPLOYMENT. (a) POSITION AND DUTIES. (1) During the Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date, and (B) the Executive's services shall be performed at the office where the Executive was employed immediately preceding the Effective Date or at any other location less than 35 miles from such office.

          (2) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote the Executive's full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's best efforts to perform faithfully and efficiently such responsibilities. It shall not be a violation of this Agreement for the Executive, during the Employment Period, to serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions and manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

     (b) COMPENSATION. (1) BASE SALARY. During the Employment Period, the Executive shall receive a base salary (the "Base Salary") at an annual rate at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Affiliated Companies in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. The Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Base Salary shall be reviewed at least annually for possible increase effective as of each January 1 during the Employment Period. Any increase in the Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Base Salary shall not be reduced after any such increase and the term "Base Salary" shall refer to the Base Salary as so increased.

          (2) ANNUAL BONUS. In addition to the Base Salary, the Executive shall be entitled to earn, for each fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus") based on the achievement of performance criteria as determined by the Board or an appropriate committee thereof, and with the target amount of the Annual Bonus being not less than the target amount in effect immediately prior to the Effective Date. Any Annual Bonus that is so earned shall be paid no later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

          (3) INCENTIVE, SAVINGS AND RETIREMENT PLANS. During the Employment Period, the Executive shall be entitled to participate in all cash incentive, equity incentive, savings and retirement plans, practices, policies, and programs applicable generally to other senior executives of the Company; PROVIDED, that such incentive plans, practices, policies shall provide the Executive with compensation opportunities at least comparable to those provided to the Executive immediately before the Effective Date.

          (4) WELFARE BENEFIT PLANS. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other senior executives of the Company; PROVIDED, that such plans, practices, policies, and programs shall provide the Executive with aggregate benefits at least comparable to those provided to the Executive immediately before the Effective Date.

          (5) EXPENSES. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company in effect generally at any time after the Effective Date with respect to senior executives of the Company; PROVIDED, that such policies, practices and procedures shall be no less favorable than those applicable to the Executive immediately prior to the Effective Date.

          (6) FRINGE BENEFITS. During the Employment Period, the Executive shall be entitled to fringe benefits which are comparable in the aggregate to those provided generally at any time after the Effective Date to other senior executives of the Company; PROVIDED, that such benefits shall be at least comparable to those provided to the Executive immediately before the Effective Date.

          (7) OFFICE AND SUPPORT STAFF. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided generally at any time after the Effective Date with respect to other senior executives of the Company; PROVIDED, that such benefits shall be at least comparable to those provided to the Executive immediately before the Effective Date.

          (8) VACATION. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and the Affiliated Companies as in effect generally at any time after the Effective Date with respect to other senior executives of the Company; PROVIDED, that in no event shall the terms governing the Executive's vacation entitlement be less favorable to the Executive than those in effect immediately prior to the Effective Date.

     SECTION 4. TERMINATION OF EMPLOYMENT. (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically if the Executive dies during the Employment Period. If the Company determines in good faith that the Disability (as defined herein) of the Executive has occurred during the Employment Period (pursuant to the definition of "Disability"), it may give to the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), PROVIDED, that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. "Disability" means the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

     (b) BY THE COMPANY WITHOUT CAUSE OR FOR CAUSE. The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. "Cause" means:

          (1) the willful and continued failure of the Executive to perform substantially the Executive's duties hereunder (as contemplated by Section 3(a)(1)(A)) (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive's delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Executive has not substantially performed the Executive's duties; or

          (2) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this Section 4(b), no act, or failure to act, on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Executive, if the Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in Section 4(b)(1) or 4(b)(2), and specifying the particulars thereof in detail.

     (c) GOOD REASON. The Executive's employment may be terminated by the Executive for Good Reason or by the Executive voluntarily without Good Reason. "Good Reason" means:

          (1) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a), or any other diminution in such position, authority, duties or responsibilities (including without limitation as a result of the Company's ceasing to be a publicly traded entity as a result of a Change of Control), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

          (2) any failure by the Company to comply with any of the terms of this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

          (3) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

          (4)   any failure by the Company to comply with and satisfy Section
     10(c).

The Executive's mental or physical incapacity following the occurrence of an event described above in clauses (1) through (4) shall not affect the Executive's ability to terminate employment for Good Reason.

     (d) NOTICE OF TERMINATION. Any termination by the Company without Cause or for Cause, or by the Executive without Good Reason or for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b). "Notice of Termination" means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (3) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice, except as provided in clause (3) of
Section 4(e) below). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's respective rights hereunder.

     (e) DATE OF TERMINATION. "Date of Termination" means (1) if the Executive's employment is terminated by reason of the Executive's death, the date of death,
(2) if the Executive's employment is terminated by reason of Disability, the Disability Effective Date, and (3) if the Executive's employment is terminated under other circumstances, the date the Notice of Termination is given or any later date specified in the Notice of Termination (which date shall not be more than 30 days after the giving of such notice).

     (f) EFFECT OF EXPIRATION OF EMPLOYMENT PERIOD. Section 5 below shall not be applicable to the termination of the Executive's employment upon or after the expiration of the Employment Period in accordance with Section 2 above as a result of the Executive's attainment of age 65.

     SECTION 5. OBLIGATIONS OF THE COMPANY UPON TERMINATION DURING THE EMPLOYMENT PERIOD. (A) GOOD REASON; OTHER THAN FOR CAUSE, DEATH OR DISABILITY. If, during the Employment Period, the Company terminates the Executive's employment other than for Cause or Disability or the Executive terminates employment for Good Reason:

          (1) the Company shall pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts:

                (A) the sum of (i) the Executive's Base Salary through the Date of Termination to the extent not theretofore paid, (ii) the product of (x) the average of the Annual Bonuses earned by the Executive for each of the last three full fiscal years prior to the Date of Termination (the "Average Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365, and (iii) any accrued vacation pay, in each case, to the extent not theretofore paid (the sum of the amounts described in subclauses (i), (ii) and (iii), the "Accrued Obligations"); and

                (B) the amount equal to the product of (i) two and (ii) the sum of (x) the annual rate of the Base Salary, and (y) the Average Annual Bonus;

          (2) for two years after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(4) if the Executive's employment had not been terminated, PROVIDED, that, if the Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and

          (3) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Companies at or subsequent to the Date of Termination ("Other Benefits") in accordance with such plan, policy, practice or program or contract or agreement.(1)

Notwithstanding the foregoing provisions of this Section 5(a), to the extent required in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), amounts and benefits to be paid or provided under this Section 5(a) shall be paid (with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code) or provided to the Executive on the first business day after the date that is six months following the Date of Termination.

     (b) OTHER TERMINATIONS. If the Executive's employment is terminated by the Company during the Employment Period for any reason other than those set forth in Section 5(a), the Company shall pay the Executive any unpaid Base Salary through the Date of


--------
(1) Note that this section provides severance of two times base plus bonus, two years of welfare benefits, and a prorated bonus for the year of termination. It does not provide the following ancillary payments and benefits that are provided as part of the severance package of the Jelenic/Clifton form: (i) pension and 401(k) plan makeup payments, (ii) perquisite continuation, (iii) outplacement assistance, (iv) sale/transfer to executive (in each case, for $1) of automobile, club membership, and executive's computer and accessories, (v) service credit for eligibility for retiree medical, and (vi) one year of continued secretarial assistance.

Termination within 30 days of the Date of Termination, shall timely pay or provide any Other Benefits, and shall have no severance obligations under this Agreement.

     SECTION 6. COORDINATION WITH OTHER SEVERANCE ARRANGEMENTS. If the Executive receives payments and benefits pursuant to Section 5(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Agreement.

     SECTION 7. FULL SETTLEMENT. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

     SECTION 8. REDUCTION OF PAYMENTS UNDER CERTAIN CIRCUMSTANCES. (a) Anything in this Agreement to the contrary notwithstanding, in the event that a nationally recognized accounting firm designated by the Company (the "Accounting Firm") shall determine that receipt of all payments, benefits or distributions by the Affiliated Companies in the nature of compensation to or for the Executive's benefit, whether paid or payable pursuant to this Agreement or otherwise (a "Payment") would subject the Executive to the excise tax under
Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement that are taxable in the year in which the change in ownership or control occurs (the "Agreement Payments") to the Reduced Amount (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Executive's Agreement Payments were reduced to the Reduced Amount. If such a determination is not made by the Accounting Firm, the Executive shall receive all Agreement Payments to which the Executive is entitled under this Agreement.

     (b) If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in the Executive's sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the present value (determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of Code) of the aggregate Agreement Payments equals the Reduced Amount), and shall advise the Company in writing of the Executive's election within ten days of the Executive's receipt of notice. If no such election is made by the Executive within such ten-day period, the Company may elect which of such Agreement Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Agreement Payments equals the Reduced Amount) and shall notify the Executive promptly of such election. All determinations made by the Accounting Firm under this Section 8 shall be binding upon the Company and the Executive and shall be made within 60 days of a termination of the Executive's employment. As promptly as practicable following such determination, the Company shall pay to or distribute for the Executive's benefit such Agreement Payments as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the Executive's benefit in the future such Agreement Payments as become due to the Executive under this Agreement. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

     (c) As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, the Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in
Section 7872(f)(2) of the Code.

     (d)  For purposes hereof, the following terms have the following meanings:
(i) "Reduced Amount" shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under
Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 8(a), and (ii) "Net After-Tax Receipt" shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive's taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive certifies, in the Executive's sole discretion, as likely to apply to him in the relevant tax year(s).

     SECTION 9. CONFIDENTIALITY. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or the Affiliated Companies, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive's employment by the Company or the Affiliated Companies and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

     SECTION 10. SUCCESSORS. (a) This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 10(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.

     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. "Company" means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

     SECTION 11. MISCELLANEOUS. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     if to the Executive:   At the home address for the Executive then shown in
                            the Company's records

     if to the Company:     State Street Square
                            50 West State Street
                            Trenton, NJ 08608-1298
                            Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     (d) The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Sections 4(c)(1) through 4(c)(4), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

     (f) If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of "deferred compensation" within the meaning of such Section 409A or in order to otherwise comply with the provisions of Section 409A, other applicable provisions of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Executive.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.



                                JOURNAL REGISTER COMPANY



                                By: /s/ Robert M. Jelenic
                                   -----------------------
                                   Name: Robert M. Jelenic
                                   Title:  Chairman and Chief Executive Officer



                                    /s/ Julie A. Beck
                                   ------------------
                                    Julie A. Beck